EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

Contact: Frank V. Dane
  Phone: 650-802-7737
  Email: fdane@cic.com



                     COMMUNICATION INTELLIGENCE CORPORATION
                  REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

               CIC Achieves Most Profitable Quarter in Its History

Redwood Shores, CA, April 22, 2004 - (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions, announced today its financial results for the first quarter ended March 31, 2004.

Total revenues of $2.43 million for the quarter ended March 31, 2004, more than doubled compared to revenues of $1.11 million in the corresponding quarter of the prior year increasing 119%. The increase in revenue is primarily attributable to Wells Fargo, who chose CIC eSignature technology for use in all of its full-service bank locations, and revenue from Charles Schwab, IA Systems, Misys Healthcare, PalmSource, Prudential and TVA.

The net income of $1.17 million for the quarter ended March 31, 2004, represents an increase of $1.48 million compared to the net loss of $310,000 incurred in the corresponding quarter of the prior year. Net income on a per share basis was $0.01 on 100.1 million weighted average shares outstanding for the quarter ending March 31, 2004 compared to a net loss per share of $(0.01) on 92 million weighted average shares outstanding for the quarter ending March 31, 2003. These improvements are primarily attributable to the increase in revenue discussed above and an approximate $200,000 improvement in Cost of Sales due to a continuing transition out of the system integration business which has lower margins than our software sales. Operating costs, net of commissions, declined 6% from the first quarter of 2003 as compared to the first quarter of 2004.

CIC's Chairman & CEO, Guido DiGregorio stated, "I am delighted to report that we have achieved the most profitable quarter in the history of the Company. The revenue improvement reflects increasing adoption of our eSignature solutions in our target markets, including the financial services industry, and provides further confirmation of our leadership position as recently recognized by Frost & Sullivan with their 2003 Growth Strategy Leadership Award. Both the magnitude of the profit and the 48% Return on Sales is significant and reflects a high level of effective integration of human resources including product development with our China operation resulting in significantly lower base costs. Most impressive is our belief that the current cost structure can support significantly higher revenue without significant increases in base costs."

Selected  financial  information  follows.   Detailed  corporate  and  financial
information is available on CIC's website at www.cic.com

About CIC
Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, and key integration/channel partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.




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                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                    (In thousands, except per share amounts)

                                                        Three months ended
                                                            (Unaudited)

                                                    03/31/04          03/31/03

Revenues(1)                                       $    2,429        $    1,108

Net income (loss)                                 $    1,167        $     (310)

Basic and diluted net income (loss) per share     $     0.01        $    (0.01)

Weighted average shares outstanding                  100,101            91,907


                 Selected Consolidated Balance Sheet Information
                                 (In thousands)

                                                    03/31/04           12/31/03
                                                  (Unaudited)

Cash & cash equivalents                          $      390         $    1,039

Total current assets                                  3,270              2,005

Total assets                                          8,371              7,215

Deferred revenue (1)                                    369                165

Total current liabilities (2)                         4,899              4,900

Shore-term debt                                       3,758              3,758

Total stockholders' equity                            3,355              2,187

NOTES:

(1) Deferred revenues consist principally of advances from customers and deferred maintenance contract revenue.
(2) Includes deferred revenues of $369
    and $165 as of March 31, 2004 and December 31, 2003, respectively.